Salarius Provides Update on Strategic Review Process and Plans to Support Ongoing Seclidemstat Clinical Trials by Further Reducing Expenses

Company implementing a series of cost-savings measures designed to extend Salarius’ expected cash runway into the first half of 2025

Extended runway supports the generation of additional data from the ongoing Phase 1/2 clinical trials in hematologic cancers and Ewing sarcoma

HOUSTON (February 22, 2024) – Salarius Pharmaceuticals, Inc. (Nasdaq: SLRX), a clinical-stage biopharmaceutical company developing therapies for patients with cancer in need of new treatment options, today announced that its Board of Directors is implementing a series of additional cost-savings measures designed to extend Salarius’ expected cash runway into the first half of 2025. These measures will allow Salarius to support the generation of additional clinical data for seclidemstat in the ongoing MD Anderson Cancer Center (MDACC) investigator-initiated Phase 1/2 clinical trial in hematologic cancers and Salarius’ Phase 1/2 trial in Ewing sarcoma.

Earlier this year Salarius announced that MDACC had resumed enrollment in the hematologic cancer trial, and based on the available data Salarius is encouraged by the 50% objective response rate (ORR) previously reported by MDACC researchers. Salarius also reported earlier this year that an additional Ewing sarcoma patient treated with a combination of seclidemstat, topotecan and cyclophosphamide (TC) achieved a partial response, increasing the ORR among first-relapse Ewing sarcoma patients to 60%.

In connection with the cost-savings measures, David Arthur, the Company’s President and Chief Executive Officer, has ended his full-time employment and transitioned to a part-time consultant role, effective February 20, 2024. He will continue to serve as Chief Executive Officer and support Salarius’ ongoing activities. The cost-savings measures also include reducing operating expenses and reducing the cash compensation payable to the Company’s non-employee directors beginning in the second quarter of 2024.

In August 2023 Salarius announced that it had retained Canaccord Genuity, LLC to lead a comprehensive review of strategic alternatives focusing on maximizing shareholder value. While these efforts are ongoing, the Company continues to support its clinical programs, as appropriate, and the cost-savings measures approved by the Board of Directors are designed to enable the Company to continue supporting such activities.

“With these additional expense reductions, we are able to extend our cash runway to allow for the generation of additional clinical data in both seclidemstat clinical trials. The Board of Directors believes this decision is in the best interest of shareholders, and the additional data may enhance our opportunities to maximize shareholder value,” said Dr. William McVicar, Chair of the Board. “By further reducing expenses, we are able to support the ongoing clinical development of seclidemstat into the first half of 2025. We look forward to reviewing the updated clinical data from both trials later this year and to sharing those data with prospective strategic partners and other interested parties.”

About Seclidemstat
Seclidemstat is a novel oral reversible inhibitor of the LSD1 enzyme and has received fast track, orphan drug and rare pediatric disease designations for Ewing sarcoma from the FDA. In addition to the MDACC investigator-initiated trial, seclidemstat has been studied in a company-sponsored Phase 1/2 trial evaluating its use in combination with TC for the treatment of relapsed/refractory Ewing sarcoma.

Researchers at MDACC previously reported interim clinical trial results evaluating seclidemstat in combination with azacitidine for the treatment of myelodysplastic syndrome (MDS) and chronic myelomonocytic leukemia (CMML) patients who relapsed or progressed after hypomethylating agent therapy. Of eight evaluable patients, four (50%) had an objective response. These researchers reported a 90% probability of survival for 11 months in patients receiving seclidemstat plus azacitidine. Typically, overall survival is four to six months after failing therapy with hypomethylating agents. The hematologic cancer Phase 1/2 clinical trial being conducted at the University of Texas MD Anderson Cancer Center is now listed as active and recruiting on clinical trials.gov – trial NCT04734990.
The Company-sponsored Ewing sarcoma clinical trial focuses on seclidemstat in combination with topotecan and cyclophosphamide as a treatment for relapsed and refractory Ewing sarcoma. To date, a total of 13 relapsed Ewing sarcoma patients, including five patients with first relapse and eight patients with second relapse, have been enrolled at seclidemstat doses of 600 mg or 900 mg twice daily in combination with TC.
•The five first-relapse patients demonstrated a 60% ORR and a 60% disease control rate (DCR) including one complete response and two partial responses. Among the three patients achieving OR, the median progression-free survival (mPFS) has not been reached with these patients still alive and have disease control and objectives responses at 17.4, 25.7 and 27.2 months, and increasing, after starting seclidemstat + TC combination treatment.
•The eight second-relapse patients demonstrated a 13% ORR, a 25% DCR and a mPFS of 1.6 months (range: 0.0 months to 10.7 months).
•Together the 13 first- and second-relapse patients demonstrated a mPFS of 8.1 months (range: 2.0 months to 27.2 months). Five patients, or 38%, achieved confirmed disease control and progression has not been observed in any of these patients while on study.

Salarius has completed FDA Type B End of Phase 2 (EOP2) meeting process for the Seclidemstat Ewing sarcoma development program and has amended the current clinical trial protocol to reflect guidance agreed to with FDA. There is currently one patient enrolled in the Ewing sarcoma clinical trial, who recently achieved a partial response defined by a 30% or greater reduction in their target lesions, and this patient is continuing treatment with seclidemstat plus TC therapy. The Ewing sarcoma trial is currently active but is not currently enrolling additional patients.

About Salarius Pharmaceuticals
Salarius Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing therapies for patients with cancer in need of new treatment options. Salarius’ product portfolio includes seclidemstat, Salarius’ lead candidate, which is being studied as a potential treatment for pediatric cancers, sarcomas and other cancers with limited treatment options, and SP-3164, an oral small molecule protein degrader being developed for the treatment of non-Hodgkin’s lymphoma. Salarius has received financial support from the National Pediatric Cancer Foundation to advance the Ewing sarcoma program and was a recipient of a Product Development Award from the Cancer Prevention and Research Institute of Texas (CPRIT). For more information, please visit salariuspharma.com or follow Salarius on Twitter and LinkedIn.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These forward-looking statements may be identified by terms such as “will,” “believe,” “developing,” “expect
,” “may,” “progress,” “potential,” “could,” “look forward,” “encouraging,” “might,” “should,” and similar terms or expressions or the negative thereof. Examples of such statements include, but are not limited to, statements relating to the following: Salarius’ expectations regarding the exploration of strategic alternatives, opportunities to extend Salarius’ resources, the Company’s expected cash runway, the Company’s expectations that the cost-savings measures will support the generation of additional data from the ongoing Phase 1/2 clinical trials in hematologic cancers and Ewing sarcoma; the future of the Company’s operations and product candidates; the future of the Company’s preclinical studies and clinical trials and development activities; the advantages of protein degraders including the value of SP-3164 as a cancer treatment; the value of seclidemstat as a treatment for Ewing sarcoma, Ewing-related sarcomas, and other cancers and its ability to improve the life of patients. Salarius may not actually achieve the plans, carry out the intentions or meet the expectations or objectives disclosed in these forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and performance to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the risk that exploration of strategic alternatives may not result in any definitive transaction or enhance stockholder value and may create a distraction or uncertainty that may adversely affect our operating results, business, or investor perceptions; the potential for the Company to seek other alternatives for restructuring and resolving its liabilities, including bankruptcy proceedings, a dissolution and orderly wind-down of operations; expectations regarding future costs and expenses; our product candidates being in early stages of development; the uncertainty about the paths of our programs and our ability to evaluate and identify a path forward for those programs, particularly given the constraints we have as a small company with limited financial, personnel and other operating resources (including with respect to the allocation of our limited capital and the sufficiency of our capital in the near term for any path we do select); Salarius’ ability to continue as a going concern; the sufficiency of Salarius’ capital resources; availability of suitable third parties with which to conduct contemplated strategic transactions; whether the Company will be able to pursue a strategic transaction, or whether any transaction, if pursued, will be completed successfully and on attractive terms or at all; whether our cash resources will be sufficient to fund the Company’s foreseeable and unforeseeable operating expenses and capital requirements; changes in the Company’s operating plans that may impact its cash expenditures; the uncertainties inherent in research and development, future clinical data and analysis; the risks associated with reductions in workforce, including reduced morale and attrition of additional employees necessary for the strategic reprioritization; the risk of not having a full-time chief executive officer; future clinical trial results and the impact of such results on Salarius; that the results of studies and clinical trials may not be predictive of future clinical trial results; the competitive landscape and other industry-related risks; and other risks described in Salarius’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as revised or supplemented by its Quarterly Reports on Form 10-Q and other documents filed with the SEC. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on management’s assumptions and estimates as of such date. Salarius disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Contact:

LHA Investor Relations
Kim Sutton Golodetz
kgolodetz@lhai.com
212-838-3777

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